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                                                                  EXHIBIT 10(c)



              THIRD AMENDMENT TO LA QUINTA INNS, INC. AMENDED AND
                       RESTATED 1984 STOCK OPTION PLAN.

     WHEREAS: La Quinta Inns, Inc. (hereinafter the "Company"), a Texas corporation, maintains the La Quinta Inns, Inc. Amended and Restated 1984 Stock Option Plan (the "Plan").

     WHEREAS: Section 3.3 of Article III of the Plan, as amended, currently limits the number of shares subject to options granted to any one employee to 350,000 in any one year.

     WHEREAS: This limitation on the maximum option grant does not contain a provision allowing for adjustments in said number to take into account certain events, including stock splits (in the form of stock dividends and otherwise).

     NOW THEREFORE, BE IT RESOLVED, that Section 3.3 of Article III of the Plan, as amended, be further amended as follows, effective June 24, 1996:

                  "3.3 Subject to the provisions of the Plan, the Committee shall in its discretion, determine which employees of the Company shall be granted Options, the number of shares subject to option under any such Options, the dates after which Options may be exercised, in whole or in part, whether Options shall be ISOs, and the terms and conditions of the Options. In no event shall the number of shares subject to options granted to any one employee exceed 525,000 in any one fiscal year of the Company; provided however, that this number shall be automatically adjusted in the event the Company shall declare a dividend payable in, or shall subdivide or combine, its Common Stock.